Delaware
The First State

    I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND

CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ESYS HOLDINGS, INC.", CHANGING ITS NAME FROM  "ESYS HOLDINGS, INC." TO

"PERF GO-GREEN HOLDINGS, INC.", FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAYOF APRIL, A,D. 2008, AT 2:34 O'CLOCK P.M.

    A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

3959206 8100 080472949	/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 6549519 DATE: 04-25-08

CERTIFICATION OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

ESYS HOLDINGS, INC.

It is hereby certified that:

        I. The name of the corporation is ESYS HOLDINGS, INC. (the "corporation").

        2. The certificate of incorporation of the Corporation is hereby amended by striking out ARTICLE 1 thereof and by substituting in lieu of said Article the following new Article:

    ARTICLE 1: The name of the corporation is PERF Go-Green Holdings, Inc.

        3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on: April 25, 2008

/s/ Raymond Tejeda-Acevedo
Raymond Tejeda-Acevedo
President and Chief Executive Officer

State of Delaware
Secretary, of State
Division of Corporations
Delivered 02:29 PM 04/25/2008
FILED 02:34 PM 04/25/2008
SRV 080472949 - 3959206 FILE